Exhibit 10.2

PUT/CALL AGREEMENT
This Put/Call Agreement (this “Agreement”) is made and entered into as of July 16, 2019, by and between Vera Bradley Holdings, LLC, a Delaware limited liability company (“Buyer”), Creative Genius Holdings, Inc., a California corporation (“Holdings”), Creative Genius Investments, Inc., a California corporation (“CGI” and together with Holdings, each a “Seller” and collectively, “Sellers”), Griffin Thall (“Thall”) and Paul Goodman (“Goodman”, and together with Thall, each a “Shareholder” and collectively, the “Shareholders”) and, solely for purposes of Section 11 hereof, Vera Bradley Designs, Inc., an Indiana corporation (“Designs”) and Vera Bradley, Inc., an Indiana corporation (“VRA”, and each of Designs and VRA a “Guarantor” and collectively, the “Guarantors”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in that certain Interest Purchase Agreement, dated as of June 19, 2019, by and among Buyer, Holdings, Creative Genius, Inc., a California corporation (the “Company”), Thall and Goodman and, solely for the limited purpose set forth therein, Designs and VRA (as may be amended from time to time, the “Purchase Agreement”).
RECITALS
A.    Following the execution of the Purchase Agreement, but prior to the consummation of the transactions contemplated by the Purchase Agreement, the Company converted from a California corporation to a California limited liability company.
B.    Concurrently with the execution of this Agreement, Buyer purchased the Purchased Company Interests from Holdings pursuant to the Purchase Agreement.
C.    Immediately following the consummation of the transactions contemplated by the Purchase Agreement, the Company converted from a California limited liability company to an Indiana limited liability company.
D.    Following the consummation of the transactions contemplated by the Purchase Agreement, Holdings holds twenty-four and eight-tenths of one percent (24.8%) of the Company Interests and CGI holds two-tenths of one percent (0.2%) of the Company Interests.
E.    As a condition to Buyer’s agreement to acquire the Purchased Company Units, Buyer and Sellers desire to enter into this Agreement pursuant to which Sellers may exercise their rights to sell the remaining twenty-five percent (25%) of the Company Interests to Buyer (the “Remaining Company Interests”), and Buyer may exercise its right to purchase the Remaining Company Interests from Sellers, on the terms and conditions hereinafter set forth.
F.     Thall and Goodman each own fifty percent (50%) of all of the issued and outstanding capital stock of Holdings.
G.    Thall owns twenty-five percent (25%) and Goodman owns seventy-five percent of the issued and outstanding capital stock of CGI.
AGREEMENTS
In consideration of the mutual covenants and promises in this Agreement, the Parties agree as follows:

1.	Definitions.

(a)“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person, and includes any Person in like relation to an Affiliate. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

(b)“Applicable EBITDA Multiple” means an amount equal to the arithmetic average of:

(i)the amount determined from the table below based on the amount of Adjusted EBITDA (as defined in the Purchase Agreement) of the Company for the twelve-month period ending on the Determination Date

Trailing Twelve-Month Adjusted EBITDA	EBITDA Multiple
Less than $20,000,000.00	6.50
$20,000,000.00 to $29,999,999.99	7.00
$30,000,000.00 to $39,999,999.99	7.50
$40,000,000.00 to $49,999,999.99	8.00
$50,000,000.00 to $60,000,000.00	8.50
Greater than $60,000,000.00	9.00
and
(ii)the VRA Average EBITDA Multiple, provided that, if the Company’s Adjusted EBITDA for the twelve-month period ended on the Determination Date is equal to or greater than $40,000,000.00, the amount determined pursuant to this clause (ii) shall not be less than 6.0.
Notwithstanding the foregoing,
(x) if the Company’s Adjusted EBITDA for the twelve-month period ending on the Determination Date is equal to or greater than $40,000,000.00, the Applicable EBITDA Multiple shall be the greater of (1) the amount determined pursuant to the foregoing calculation and (2) the VRA Average EBITDA Multiple; and
(y) if (1) as of the Determination Date, the VRA Enterprise Value cannot be determined because VRA's common shares were not listed on NASDAQ or another national securities exchange that provides closing price quotations on one or more relevant dates, or (2) as of the date of delivery of an Exercise Notice, a Change in Control shall have occurred, then, in each case, the Applicable EBITDA Multiple shall be equal to the amount determined pursuant to clause (i) above without regard to the amount in clause (ii) or the average of the amounts in clauses (i) and (ii).
(c)“Business” means the Company's business of designing, marketing and distributing string bracelets and rings primarily through its e-commerce site, subscription club and wholesale channels.

(d)“Change in Control” means the occurrence of any one or more of the following: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder), other than (i) Barbara Baekgaard, Patricia Miller, Michael Ray and Kim Colby and their respective heirs and descendants and any trust established for the benefit of such Persons, (ii) VRA or a corporation owned directly or indirectly by the shareholders of the VRA in substantially the same proportions as their ownership of stock of VRA, or (iii) any employee benefit plan (or related trust) sponsored or maintained by VRA or any Affiliate, of securities of VRA representing more than twenty-five percent (25%) of the combined voting power of VRA’s then outstanding securities; (b) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of VRA by Persons who were neither (i) nominated by the Board of Directors of VRA nor (ii) appointed by directors so nominated; or (c) the consummation of (i) an agreement for the sale or disposition of all or substantially all of VRA’s assets, or (ii) a merger, consolidation or reorganization of VRA with or involving any other corporation, other than a merger, consolidation or reorganization that results in the voting securities of VRA outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of VRA (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization.

(e)“Determination Date” means the last day of the month immediately preceding the month in which an Exercise Notice is delivered.

(f)“Exercise Date” means the date that is the fifth (5th) anniversary of the Closing Date (as defined in the Purchase Agreement).

(g)“Exercise Price” means, with respect to any Purchased Remaining Company Interests to be purchased at any Put/Call Closing, an amount determined in accordance with the following formula:
[(A+B-C) x OP] - UIA
where

A =	the product of (1) the Applicable EBITDA Multiple, multiplied by (2) the Adjusted EBITDA of the Company for the twelve-month period ended on the applicable Determination Date.

B =
the average amount of cash and cash equivalents (including short-term and long-term investments) on the Company’s balance sheet as of the close of business on the last day of each of the six (6) calendar months ended on the applicable Determination Date, determined in accordance with GAAP, consistently applied.

C =
the aggregate amount of Indebtedness on the Company’s balance sheet as of the close of business on the applicable Determination Date, determined in accordance with GAAP, consistently applied (provided, however, this subpart (C) will only include indebtedness that was incurred for the direct and primary benefit of the Company and not, for example, items included under subpart (g) of the definition of “Indebtedness” set forth in the Purchase Agreement or other indebtedness for which the Company was primarily a guarantor or co-obligor and not direct beneficiary).

OP = the percentage ownership of the Company represented by such Purchased Remaining Company Interests as of the close of business on the Determination Date.
UIA = the amount of any Unpaid Indemnity Amount existing on the relevant Put/Call Closing Date.
(h)“Final Put/Call Closing” means the Put/Call Closing relating to the purchase and sale of all of the Remaining Company Interests owned by Sellers as contemplated by Section 2(b)(i).
(i)“Final Put/Call Closing Date” means the date on which the Final Put/Call Closing occurs.
(j)“LLC Agreement” means that certain Operating Agreement of the Company, dated as of the date hereof, as it may be amended from time to time in accordance with the terms thereof.
(k)“New Conditions” has the meaning set forth in Section 11(j).
(l)“Outside Put/Call Exercise Date” means the date that is the tenth (10th) anniversary of the Closing Date (as defined in the Purchase Agreement).
(m)“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, governmental authority, unincorporated organization, foreign trust or foreign business organization and the heirs, executors, administrators, legal representatives, successors and assigns of the "Person" when the context so permits.
(n)“Purchased Remaining Company Interests” has the meaning set forth in Section 2(b).
(o)“Put/Call Closing” means the closing of a sale of Purchased Remaining Company Interests to Buyer in connection with the transactions contemplated by this Agreement.
(p)“Put/Call Closing Date” means the date on which the Put/Call Closing occurs.
(q)“Remaining Company Interests” has the meaning set forth in the Recitals.
(r)"Unpaid Indemnity Amount" means the amount of any indemnification obligation owed by Holdings to the Company under and pursuant to that certain Tax Resolution and Indemnity Agreement dated June 19, 2019 between Holdings and the Company that remains unpaid as of a Put/Call Closing Date, plus interest on such amount at a rate of eight percent (8%) per annum from the date such amount was required to be paid under such agreement to and including such Put/Call Closing Date.
(s)“VRA Average EBITDA Multiple” means the quotient of (A) the average of the VRA Enterprise Values as of the last day of each month in the twelve-month period ending on the Determination Date, divided by (B) the consolidated EBITDA of VRA for the twelve-month period ended on the Determination Date.
(t)“VRA Enterprise Value” means, as of the last day of any month, an amount equal to
(i)the product of (A) the number of outstanding shares of VRA, multiplied by, (B) the average of the closing prices for VRA common shares as reported by NASDAQ for the thirty (30) trading days ending on such day (or if such day is not a trading day, on the immediately preceding trading day), minus
(ii)the amount of cash and cash equivalents (including short-term and long-term investments) on the consolidated balance sheet of VRA determined in accordance with GAAP, consistently applied, plus
(iii)the amount of Indebtedness on the consolidated balance sheet of VRA determined in accordance with GAAP, consistently applied.

2.	Put Right and Call Right.

(a)Upon (i) Sellers’ delivery to Buyer of a written notice (a “Put Notice”) stating that Sellers are exercising their right hereunder to require Buyer to purchase all or a portion of the Remaining Company Interests from Sellers and specifying the Remaining Company Interests to be purchased (the “Put Right”) or (ii) Buyer’s delivery to Sellers of a written notice (a “Call Notice” and, together with a Put Notice, an “Exercise Notice”), stating that Buyer is exercising its right hereunder to require Sellers to sell all or a portion of the Remaining Company Interests to Buyer and specifying the Remaining Company Interests to be sold (the “Call Right”), Sellers shall be irrevocably and (subject to the satisfaction or waiver in writing of each of the conditions set forth in Section 3(d)) unconditionally obligated to sell to Buyer, and Buyer shall be irrevocably and (subject to the satisfaction or waiver in writing of each of the conditions set forth in Section 3(e)) unconditionally obligated to purchase from Sellers, the

Purchased Remaining Company Interests on the Put/Call Closing Date for the Exercise Price, payable at the Put/Call Closing to be held in accordance with Section 3.
(b)Sellers shall not be entitled to deliver a Put Notice and Buyer shall not be entitled to deliver a Call Notice, except
(i)on any date occurring after the Exercise Date, but not later than the Outside Put/Call Exercise Date, provided that such Exercise Notice must relate to all, but not less than all, of the Remaining Company Interests owned by Sellers on the date the Exercise Notice is delivered; and
(ii)on any date within sixty (60) days following the occurrence of a Change in Control; provided that, if the Change in Control occurs on or prior to the date that is 30 months after the date hereof, such Exercise Notice must relate to exactly 25% of the Remaining Company Interests owned by Sellers on the date the Exercise Notice is delivered; and provided, further that, if the Change in Control occurs after the date that is 30 months after the date hereof and prior to the Exercise Date, such Exercise Notice must relate to exactly 50% of the Remaining Company Interests owned by Sellers on the date the Exercise Notice is delivered.
The Remaining Company Interests specified in an Exercise Notice and to which such Exercise Notice relates are referred to herein as the “Purchased Remaining Company Interests”.
(c)Buyer shall not, and shall cause the Company not to, directly or indirectly take any actions with respect to the Company in bad faith that are intended to reduce the amount of the Exercise Price.
(d)Within thirty (30) days following the date of an Exercise Notice, Buyer shall prepare and deliver to Sellers a written statement (the "Exercise Price Statement") setting forth in reasonable detail Buyer's calculation of the Exercise Price. Within thirty (30) days following delivery by Buyer of the Exercise Price Statement, Sellers shall deliver written notice to Buyer of any good faith disagreement that Sellers have with respect to the contents thereof, which notice shall explain, in reasonable detail, the basis for such disagreement (the "Statement of Objections"). During such period, Buyer shall provide Sellers and their accountants and representatives with reasonable access, during normal business hours and upon reasonable prior notice, to the relevant books and records and employees of the Company for the purpose of facilitating Sellers' review of the Exercise Price Statement. If Sellers do not provide Buyer with a Statement of Objections within such thirty (30) day period, the Exercise Price Statement shall be deemed final, conclusive, and binding on the parties. If Sellers deliver a Statement of Objections within such thirty (30) day period, then Buyer and Sellers shall negotiate in good faith to resolve any such disagreement. If Sellers and Buyer fail to reach an agreement with respect to the calculation of the Exercise Price within thirty (30) days of Sellers’ delivery to Buyer of a Statement of Objections, then the dispute shall be submitted to the Accounting Arbitrator in accordance with the procedures set forth in Section 3.3(c) of the Purchase Agreement. Upon the decision of the Accounting Arbitrator, the Exercise Price Statement, as adjusted to the extent necessary to reflect the Accounting Arbitrator’s decision shall be revised to set forth the final determination of the Exercise Price. The prevailing party in any litigation concerning any dispute under this Section 2 will also be entitled to receive from the other party the reasonable attorneys' fees and costs incurred by the prevailing party in such action, in addition to any recovery to which it is entitled.

3.	Put/Call Closing; Conditions to Put/Call Closing.

(a)Put/Call Closing. At each Put/Call Closing, Sellers shall sell and deliver to Buyer, and Buyer shall purchase from Sellers, the Purchased Remaining Company Interests specified in the Exercise Notice, and Buyer shall pay to Sellers the Exercise Price against delivery of the Purchased Remaining Company Interests to be purchased at such Put/Call Closing. Each Put/Call Closing shall occur on a Put/Call Closing Date, which date shall be established:

(i)if in connection with the exercise of the Put Right, on any date specified in a written notice (which may be the Put Notice) delivered by Sellers to Buyer, which date shall be no earlier than five (5) days and no later than fifteen (15) days after final determination of the Exercise Price to be paid at such Put/Call Closing; or

(ii)if in connection with the exercise of the Call Right, on any date specified in a written notice (which may be the Call Notice) delivered by Buyer to Sellers, which date shall be no earlier than five (5) days and no later than fifteen (15) days after final determination of the Exercise Price to be paid at such Put/Call Closing.

Notwithstanding the foregoing, if Buyer determines, in Buyer’s sole discretion, that Buyer does not have sufficient available cash (taking into consideration Buyer’s necessary working capital needs and necessary reserves, and the borrowing availability, covenants and obligations under Buyer’s financing arrangements and other contracts) to pay the entire Exercise Price on any Put/Call Closing Date, then Buyer may extend such Put/Call Closing Date for up to ninety (90) days to allow sufficient time for Buyer to arrange financing to complete the purchase of the related Purchased Remaining Company Interests. Any portion of the Exercise Price not paid at the Put/Call Closing in accordance with this Section 3(a) (after giving effect to the extension of the Put/Call Closing Date provided for herein, if any) will accrue interest at the rate of eight percent (8%) per annum until paid in full; provided that, if the failure to pay such portion of the Exercise Price at such Put/Call Closing is the result of one or more New Conditions

(as defined herein), the interest rate on such unpaid amount shall be twelve percent (12%) per annum from the applicable Put/Call Closing Date until paid in full.
(b)Deliveries by Sellers. At each Put/Call Closing, each Seller shall deliver or cause to be delivered to Buyer:
(i)certificates representing all of the Purchased Remaining Company Interests to be purchased and sold at such Put/Call Closing to the extent such Purchased Remaining Company Interests are certificated, duly endorsed in blank, free and clear of all Liens and any other instruments of transfer, duly endorsed in blank, and, to the extent not certificated, appropriate instruments of transfer, duly endorsed in blank, in each case, in form and substance reasonably satisfactory to Buyer;
(ii)a certificate of good standing with respect to each Seller issued by the Secretary of State of the State of California as of a date not more than two (2) Business Days prior to the Put/Call Closing Date;
(iii)a copy of the resolutions of the board of directors (or equivalent body) of each Seller, certified by an authorized signatory of each Seller as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery of this Agreement and the performance by such Seller of its obligations hereunder; and
(iv)an officer’s certificate, signed by a duly authorized officer of each Seller and dated as of the Put/Call Closing Date, certifying the fulfillment by such Seller of the conditions set forth in Section 3(e)(ii) and Section 3(e)(iii);

(c)Deliveries by Buyer. At each Put/Call Closing, Buyer shall deliver or cause to be delivered to Sellers:

(i)the applicable Exercise Price by wire transfer of immediately available funds to an account or accounts which shall be identified by Sellers in writing at least three (3) Business Days prior to the Put/Call Closing Date; and

(ii)an officer’s certificate, signed by a duly authorized officer of Buyer and dated as of the Put/Call Closing Date, certifying the fulfillment of the conditions set forth in Section 3(d)(ii) and Section 3(d)(iii).

(d)Conditions to Sellers’ Obligations. The obligations of Sellers to consummate the transactions contemplated hereby are subject to the fulfillment at or prior to the Put/Call Closing of each of the following conditions (any or all of which may be waived in whole or in part by Sellers):

(i)No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any legal proceeding or Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the transactions contemplated hereby.

(ii)Representations and Warranties. The representations and warranties of Buyer set forth in Section 5(a) (Organization and Power), Section 5(b) (Authorization and Enforceability) and Section 5(g) (No Brokers) shall be true and correct in all respects, as of the date hereof and as of the Put/Call Closing Date, except that representations and warranties made as of a specified date, shall be measured only as of such specified date. Each of the other representations and warranties made by Buyer contained in this Agreement or in any certificate or other writing delivered by Buyer pursuant hereto shall be true and correct in all material respects, as of the date hereof and as of the Put/Call Closing Date, except for representations and warranties made as of a specified date, which shall be measured only as of such specified date.

(iii)Performance. Buyer shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be complied with and performed by Buyer at or prior to the Put/Call Closing.

(iv)Deliveries. Sellers shall have received the deliveries contemplated by Section 3(c).
(e)Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated hereby are subject to the fulfillment at or prior to the Put/Call Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer).

(i)No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any legal proceeding or Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the transactions contemplated hereby.

(ii)Representations and Warranties. The representations and warranties of Sellers set forth in Section 4(a) (Organization and Power) and Section 4(b) (Authorization and Enforceability) shall be true and correct in all respects, as of the date hereof and as of the Put/Call Closing Date, except that representations and warranties made as of a specified date, shall be measured only as of such specified date. Each of the other representations and warranties made by Buyer contained in this Agreement or in any certificate or other writing delivered by Sellers pursuant hereto shall be true and correct in all material respects, as of the date hereof and as of the Put/Call Closing Date, except for representations and warranties made as of a specified date, which shall be measured only as of such specified date;

(iii)Performance. Each Seller shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be complied with and performed by such party at or prior to the Put/Call Closing.

(iv)Deliveries. Buyer shall have received the deliveries contemplated by Section 3(b).

4.Representations and Warranties of Sellers. Sellers, jointly and severally, hereby represent and warrant to Buyer, as of the date hereof and as of the Put/Call Closing Date, as follows:

(a)Organization and Power. Each Seller (i) is duly organized, validly existing and in good standing under the Laws of California and (ii) has full power (corporate or otherwise) and authority to execute, deliver and perform this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b)Authorization and Enforceability. The execution and delivery of this Agreement and the performance by each Seller of the transactions contemplated hereby that are required to be performed by such Seller have been duly authorized by the board of directors of such Seller in accordance with applicable Law and the articles of incorporation and bylaws of such Seller, and no other corporate (or other) proceedings on the part of such Seller (including any shareholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby that are required to be performed by such Seller. This Agreement constitutes the valid and legally binding agreement of each Seller, enforceable against each Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization and any other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, as applicable.

(c)No Violation. The execution and the delivery by each Seller of this Agreement, the performance by each Seller of its obligations hereunder, the consummation of the transactions contemplated hereby that are required to be performed by each Seller and compliance with the terms of this Agreement do not and will not conflict with or (a) violate any provision of the articles of incorporation, bylaws or similar organizational documents of either Seller, (b) result in any violation of or default (or an event which with or without notice or lapse of time or both would become a default), give rise to a right of termination, cause the forfeiture of any right, or require any notice or consent, under, any provision of any Contract to which either Seller is a party or by which either Seller or any of its respective properties is bound or affected, or (c) violate in any respect any Law applicable to either Seller or by which any of its respective properties is bound or affected, except, in the case of clauses (b) and (c), for any such conflict, violation, default, termination, forfeiture or other occurrence which would not prevent or materially delay either Seller from performing its obligations under this Agreement.

(d)Ownership of Equity. Each Seller has, and on the applicable Put/Call Closing Date shall have, good and valid title to and record and beneficial ownership of the Purchased Remaining Company Interests to be sold by it on such Put/Call Closing Date, and such Purchased Remaining Company Interests are, and on the applicable Put/Call Closing Date shall be (i) validly issued, fully paid, and nonassessable, and (ii) free and clear of all Liens.

(e)Governmental Authorizations and Consents. No consent (including shareholder approval), license, approval or authorization of, or registration, declaration, ruling, permit, waiver, acknowledgement or filing with, any Governmental Authority (“Governmental Consents”), is required from any Person pursuant to applicable Law (a) in connection with the transactions contemplated by this Agreement, or (b) which is otherwise necessary to permit Sellers to perform their respective obligations under this Agreement, which, if not made or obtained, would prevent or delay either Seller from performing its obligations hereunder.

(f)Litigation. There is no Claim, litigation, prosecution, proceeding or governmental or administrative investigation, hearing, arbitration, inquiry or action (collectively, “Litigation”) pending or, to the Knowledge of either Seller, threatened against either Seller that would reasonably be expected to prevent or materially delay either Seller from carrying out its obligations under this Agreement or the transactions contemplated hereby. Neither Seller is subject to any Order that would reasonably be expected to materially affect the ability of such Seller to carry out its obligations under this Agreement or the transactions contemplated hereby.

(g)No Brokers. Except as set forth in the Purchase Agreement, neither Seller nor any of either Seller’s Employees, agents or Representatives, has employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement or the transactions contemplated hereby.
5.Representations and Warranties of Buyer. Buyer hereby represents and warrants to Sellers, as of the date hereof and as of the Put/Call Closing Date, as follows:

(a)Organization and Power. Buyer (i) is duly organized, validly existing and in good standing under the Laws of Indiana and (ii) has full power (corporate or otherwise) and authority to execute, deliver and perform this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b)Authorization and Enforceability. The execution and delivery of this Agreement and the performance by Buyer of the transactions contemplated hereby that are required to be performed by Buyer have been duly authorized by the board of directors of Buyer in accordance with applicable Law and the articles of incorporation and bylaws of Buyer, and no other corporate (or other) proceedings on the part of Buyer (including any shareholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby that are required to be performed by Buyer. This Agreement constitutes the valid and legally binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization and any other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, as applicable.

(c)No Violation. The execution and the delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder, the consummation of the transactions contemplated hereby that are required to be performed by Buyer and compliance with the terms of this Agreement do not and will not conflict with or (a) violate any provision of the articles of incorporation, bylaws or similar organizational documents of Buyer, (b) result in any violation of or default (or an event which with or without notice or lapse of time or both would become a default), give rise to a right of termination, cause the forfeiture of any right, or require any notice or consent, under, any provision of any Contract to which Buyer is a party or by which Buyer or any of its respective properties is bound or affected, or (c) violate in any respect any Law applicable to Buyer or by which any of its respective properties is bound or affected, except, in the case of clauses (b) and (c), for any such conflict, violation, default, termination, forfeiture or other occurrence which would not prevent or materially delay Buyer from performing its obligations under this Agreement.

(d)Governmental Authorizations and Consents. No Governmental Consent is required from any Person pursuant to applicable Law (a) in connection with the transactions contemplated by this Agreement, or (b) which is otherwise necessary to permit Buyer to perform its obligations under this Agreement, which, if not made or obtained, would prevent or delay Buyer from performing its obligations hereunder.

(e)Litigation. There is no Litigation pending or, to the Knowledge of Buyer, threatened against Buyer that would reasonably be expected to prevent or materially delay Buyer from carrying out its obligations under this Agreement or the transactions contemplated hereby. Buyer is not subject to any Order that would reasonably be expected to materially affect the ability of Buyer to carry out its obligations under this Agreement or the transactions contemplated hereby.

6.Transfer Restrictions. Each Seller agrees that it shall not Transfer (as such term is used in this Section 6, as defined in the LLC Agreement) any Remaining Company Interests, except in accordance with the terms of the LLC Agreement or this Agreement.

7.Non-Competition and Employee Non-Solicit.

(a)From the Final Put/Call Closing Date until the fourth anniversary of the Final Put/Call Closing Date (the "Restricted Period"), none of Sellers or Shareholders, nor any of their respective Affiliates (each, a "Restricted Party") shall, directly or indirectly, engage in, own, have any financial interest in, manage or operate a business the same as, substantially similar to, or which materially competes with, the Business as it is conducted on the Final Put/Call Closing Date, other than the Company; provided, however, that the beneficial ownership (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) of less than two percent (2%) of the outstanding shares of common stock of a publicly held corporation that is engaged in the Business shall be permitted.

(b)The broadest geographic scope enforceable by Law for the restrictions set forth in Section 7(a) shall be applicable, as follows, which geographic scope the Restricted Parties represent is coextensive with the geographic scope of the Business:

(i)everywhere in the World that has access to the Business because of the availability of the Internet;
(ii)everywhere in the World that a Restricted Party has the ability to compete with the Business through the Internet;
(iii)each state, commonwealth, territory, province and other political subdivision located in North America and the United Kingdom;
(iv)each state, commonwealth, territory, province and other political subdivision located in the United States of America;
(v)California and any other state, commonwealth, territory or other political subdivision in which the Company has engaged in the Business in the one (1) year period immediately preceding the Final Put/Call Closing Date;
(vi)California and any other state, commonwealth, territory or other political subdivision in which the Company has performed any services or sold any products in the one (1) year period immediately preceding the Final Put/Call Closing Date; and
(vii)California and any other state, commonwealth, territory or other political subdivision where the Company has or had an office out of which it operated the Business at any time in the one (1) year period immediately preceding the Final Put/Call Closing Date.

(c)During the Restricted Period, none of the Restricted Parties shall, whether for their own account or for the account of any Person, directly or indirectly:

(i)call upon, solicit, accept any business of, contact or have any communication with any Person who is a customer or supplier or prospective customer or supplier of the Company as of the Final Put/Call Closing Date, or who was a customer or supplier or prospective customer or supplier of the Company at any time within the twenty-four (24) month period immediately preceding the Final Put/Call Closing Date for the purpose of: (A) diverting or attempting to divert or influence any business of such customer or supplier or prospective customer or supplier to any competitor of the Company or Buyer; (B) marketing, selling, distributing, leasing or providing any products or services in competition with the Business, the Company or Buyer; or (C) otherwise interfering in any fashion with the operations being conducted by the Company as of the Final Put/Call Closing Date or with any operations conducted by Buyer during the Restricted Period;

(ii)cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, distributor, employee, consultant or other Person who is a business relation of the Company as of the Final Put/Call Closing Date or who was a customer, supplier, licensee, licensor, franchisee, distributor, employee, consultant or business relation of the Company within the twenty-four (24) month period immediately preceding the Final Put/Call Closing Date, to cease doing business with the Company, to deal with any competitor of the Company or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee, distributor, employee, consultant or business relation and the Company; or

(iii)solicit for employment or attempt to solicit otherwise, endeavor to entice away, hire or retain any Person who is an employee, independent contractor or other personnel of the Company as of the Final Put/Call Closing Date or who was an employee, independent contractor or other personnel of the Company at any time within the twelve (12) month period immediately preceding the Final Put/Call Closing Date, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this shall prevent a Restricted Party from soliciting or hiring (A) any employee whose employment has been terminated by the Company or Buyer or (B) after 90 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(d)The nature and scope of the foregoing protection has been carefully considered by Buyer, Sellers and Shareholders. Sellers and Shareholders each acknowledge and agree that the covenants contained in this Section 7 are essential elements of this Agreement and that but for these covenants, Buyer would not have agreed to acquire the Remaining Company Interests or otherwise become party to this Agreement. Buyer, Sellers and Shareholders hereby agree and acknowledge that the duration, scope and geographic areas applicable to such provisions are fair, reasonable and necessary and that adequate compensation has been received by Sellers for such obligations. If, however, for any reason any court determines that any such restrictions are not reasonable or that consideration is inadequate, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 7 as will render such restrictions valid and enforceable, and the other provisions hereof shall remain in full force and effect.

(e)Notwithstanding anything herein to the contrary, in the event of a breach or threatened breach of this Section 7, Buyer shall be entitled, without the posting of a bond or other security, to an injunction restraining such breach or threatened breach, and Sellers and each Shareholder acknowledge the inadequacy of relief in damages with respect thereto. The foregoing shall not be construed as prohibiting any party from pursuing any other remedy available to it for such breach or threatened breach.
8.Termination Procedures.

(a)Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(i)at any time, by mutual written agreement of Buyer and Sellers;

(ii)by Buyer, at any time after delivery of an Exercise Notice and prior to the related Put/Call Closing, if (i) either Seller is in breach, in any material respect, of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured within ten (10) Business Days of written notice of such breach from Buyer (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 3(e) incapable of being satisfied; provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 8(a)(ii) if there has been a violation or breach of this Agreement by Buyer that has prevented or would prevent satisfaction of any conditions set forth in Section 3(d);

(iii)by Sellers, at any time after delivery of an Exercise Notice and prior to the related Put/Call Closing, if (i) Buyer is in breach, in any material respect, of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured within ten (10) Business Days of written notice of such breach from Sellers (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 3(d) incapable of being satisfied; provided, however, that Sellers shall not be entitled to terminate this Agreement pursuant to this Section 8(a)(iii) if there has been a violation or breach of this Agreement by the Company or Sellers that has prevented or would prevent satisfaction of any conditions set forth in Section 3(e);

(iv)by Buyer or Sellers at any time after the Outside Put/Call Exercise Date; or

(v)by Buyer or Sellers if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order, or refused to grant any required consent or approval, that has the effect of making the consummation of the transactions contemplated by this Agreement illegal or that otherwise prohibits the consummation of transactions contemplated by this Agreement and such Law, Order or other action shall have become final and non-appealable.

(b)Procedure Upon Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby, written notice thereof shall be given by a terminating party to the other parties, and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties.

(c)Effect of Termination. No party shall have any duties or obligations to the other parties hereto after the date of such termination in accordance with the provisions of Section 8(a) and Section 8(b) above and none of the parties will have any further liability hereunder; provided, however, (i) except as provided in Section 8(d), no such termination shall relieve any party from Liability for any fraud or Willful Breach by that party, and (ii) Section 7, this Section 8(c), Section 8(d), Section 9 and Section 10 shall remain in full force and effect and survive any termination of this Agreement (together with any corresponding defined terms) in accordance with their respective terms.

(d)Exclusive Remedy. From and after the date of this Agreement until the Final Put/Call Closing, the sole and exclusive remedy of each party in the event of a breach (including any Willful Breach) of any representation, warranty, covenant or agreement set forth in this Agreement by another party will be (i) termination of this Agreement in accordance with Section 8(a), or (ii) specific performance in accordance with Section 9. For the avoidance of doubt, while Sellers may seek specific performance in accordance with Section 9 in no circumstance shall Sellers be permitted or entitled to receive (A) payment of monetary damages prior to the termination of this Agreement, or (B) both a grant of specific performance to cause the consummation of the transactions contemplated by this Agreement and payment of any monetary damages.

9.	Remedies.

(a)The parties agree that irreparable harm for which monetary damages, even if available, would not be an adequate remedy in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of such party hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, except as provided in Section 9(c), the parties hereto acknowledge and agree that in the event of any breach or threatened breach by Sellers on the one hand, or Buyer, on the other hand, or any of their respective covenants or obligations set forth in this Agreement, Buyer, on the one hand, and Sellers, on the other hand, shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity, subject to Section 9(c). Subject to Section 9(c), each of the parties further agrees that the only permitted objection that it may raise in response to any action of equitable relief is that it contests the existence of a breach or threatened breach of this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such Order or injunction. Except as provided in Section 9(c), the pursuit of an injunction, specific performance or other equitable relief by any party hereto will not be deemed a waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such party may be entitled at any time.

(b)Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by one party of any one remedy will not preclude the exercise at any time of any other remedy.

(c)Notwithstanding anything herein to the contrary, it is explicitly agreed that the right of Seller, on the one hand, and the Buyer, on the other hand, to obtain an injunction, or other appropriate form of equitable relief to cause Buyer or Sellers, as the case may be to complete the Put/Call Closing shall be subject to the following: (i) all conditions set forth in Section 3(d) (with respect to Sellers’ obligations) and Section 3(e) (with respect to Buyer’s obligations), respectively, have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Put/Call Closing; provided that each of which shall be capable of being satisfied if the Put/Call Closing Date were on such date), (ii) Buyer or Sellers, as the case may be, has failed to complete the Put/Call Closing in accordance with Section 3(a) when required to do so hereunder and (iii) Buyer or Sellers (whichever is seeking the injunction or other form of equitable relief), as the case may be, has irrevocably confirmed in writing that, if specific performance is granted, then the Put/Call Closing will occur pursuant to Section 3(a).

10.	Miscellaneous.

(a)Expenses. All fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, whether or not the transactions contemplated hereby or thereby are consummated.

(b)Notices. All notices (including any Put Notice or Call Notice) and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered, if delivered personally, (ii) on the date the delivering party receives confirmation of good transmission, if delivered by facsimile or E-mail (in which case, it will be effective upon receipt of confirmation of good transmission, excluding automatic acknowledgements of receipt), or (iii) as of the date delivered, if sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10(b)):

If to Sellers:
Pura Vida
7979 Ivanhoe #400
La Jolla, CA 92037
Attn: Paul Goodman and Griffin Thall
E-mail: [removed]

With a copy (which shall not constitute notice) to:

Solomon Ward Seidenwurm & Smith, LLP
401 B Street, Suite 1200
San Diego, CA 92101
Attn: Michael B. Abramson
Fax: [removed]
E-mail: [removed]

If to Buyer:

Vera Bradley Holdings, LLC
c/o Vera Bradley, Inc.
12420 Stonebridge Road
Roanoke, Indiana 46808
Attn: Chief Administrative & Legal Officer - Mark Dely
Facsimile No.: [removed]
Email: [removed]

With a copy to:

Ice Miller LLP
One American Square, Suite 2900
Indianapolis, Indiana 46282
Attn: Stephen J. Hackman, Esq.
Facsimile: [removed]
E-mail: [removed]

(c)Governing Law. This Agreement and all controversies arising out of, in connection with or relating to it shall in be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to agreements made and entirely to be performed within Delaware by its citizens, including all matters of construction, validity and performance.

(d)Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersede all previous agreements, written or oral, relating to the subject matter hereof.

(e)Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (i) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (ii) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied to other Persons or circumstances or in any other jurisdiction, (iii) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement and (iv) the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible. Moreover, if any term or other provision of this Agreement shall be invalid, illegal or incapable of being enforced by any rule of law or public policy because it is excessively broad as to duration, scope, activity or subject, the parties intend that such provision shall be deemed modified to the minimum degree necessary to make such provision valid and enforceable under applicable Law and that such modified provision shall thereafter be enforced to the fullest extent permitted under applicable Law.

(f)Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by Buyer and Sellers; provided that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.

(g)Effect of Waiver or Consent. At any time prior to the Put/Call Closing, any party may, (i) waive any inaccuracies in the representations and warranties of any other party hereto, (ii) extend the time for the performance of any of the obligations or acts of any other party hereto or (iii) unless prohibited by applicable Law, waive compliance by any other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by Sellers or Buyer in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(h)Successors and Assigns. This Agreement shall not be assigned by Sellers without the prior written consent of Buyer or by Buyer without the prior written consent of Sellers; provided that Buyer may assign all or any portion of its rights and obligations under this Agreement without such consent to (a) an Affiliate of Buyer and/or (b) any wholly owned U.S. Subsidiary of Buyer, in each case which assignment shall not relieve Buyer or Designs of its obligations hereunder. Sellers shall not transfer or assign their Remaining Company Interests to any Person unless such Person has executed a joinder to this Agreement.

(i)Jurisdiction; Court Proceedings; Waiver of Jury Trial.

(i)Any Litigation against any party to this Agreement arising out of, in connection with or relating to this Agreement shall be brought solely in the Chosen Courts and each of the parties submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any such Litigation; provided that a final judgment in any such Litigation may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably and unconditionally agrees not to assert any (A) objection that it may ever have to the laying of venue of any such Litigation in either Chosen Court, (B) Claim that any such Litigation brought in either Chosen Court has been brought in an inconvenient forum and (C) Claim that either Chosen Court does not have personal jurisdiction over such party with respect to such Litigation.

(ii)Each party agrees that service of process in any Litigation may be made by mailing a copy thereof by registered or certified mail or by overnight courier service, postage prepaid, to it at its address specified herein. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

(iii)EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES, OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER AT LAW OR IN EQUITY, BASED IN CONTRACT OR IN TORT OR OTHERWISE.  EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(j)Counterparts. This Agreement may be executed by facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

(k)Further Assurance. If at any time after the Put/Call Closing any further action is necessary or desirable to carry out the intent of this Agreement and to fully effect the transactions contemplated by this Agreement or any other of the Ancillary Documents, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request. Each party shall cooperate affirmatively with the other parties, to the extent reasonably requested by such other parties, to enforce the rights and obligations herein provided.

11.Guarantee; No Inconsistent Covenants.

(a)For purposes of this Agreement, the word “Guarantor” shall mean all and any one or more of the Guarantors, and the obligations of the Guarantors shall be joint and several. To induce Sellers to enter into this Agreement and the Purchase Agreement, Guarantor hereby absolutely, unconditionally and irrevocably guarantees to Sellers the complete and punctual payment, observance, performance and discharge of the obligations of Buyer under this Agreement, including the payment by Buyer of the Exercise Price at the Put/Call Closing(s) (collectively, the “Guaranteed Obligations” and such guarantee, the “Guarantee”), in each case as and when the payment of the same shall become due (including amounts that would become due from Buyer but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)). The term “obligations” is used in this Section 11 in its most comprehensive sense. In furtherance of the foregoing and not in limitation of any other right which Sellers may have at law or in equity against Guarantor, upon the failure of Buyer to pay any of the Guaranteed Obligations when and as the same shall become due (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantor will upon demand pay, or cause to be paid, in cash, to Sellers, an amount equal to the sum of all Guaranteed Obligations then owed to Sellers.

(b)Designs represents and warrants to Sellers that (i) Designs is an indirect parent company of Buyer; (ii) Designs (A) is duly organized, validly existing and in good standing under the Laws of Indiana and (B) has full power (corporate or otherwise) and authority to execute, deliver and perform this Agreement and to perform its obligations hereunder; (iii) the execution, delivery and performance by Designs of the Guarantee have been duly authorized by all necessary corporate action of Designs, do not and will not breach, or give any Person the right to declare a default or exercise any remedy or to obtain any additional rights under, or to accelerate the maturity or performance of, or payment under, or cancel, terminate, or modify, any contract to which Designs is a party; (iv) this Guarantee constitutes the valid and legally binding obligation of Designs, enforceable against Designs in accordance with its terms, subject to bankruptcy, insolvency, reorganization and any other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, as applicable; and (v) no Governmental Consent is required in connection with the execution and delivery of this Guarantee and performance of Design’s obligations hereunder.

(c)VRA represents and warrants to Sellers that (i) VRA is the ultimate parent company of Buyer; (ii) VRA (A) is duly organized, validly existing and in good standing under the Laws of Indiana and (B) has full power (corporate or otherwise) and authority to execute, deliver and perform this Agreement and to perform its obligations hereunder; (iii) the execution, delivery and performance by VRA of the Guarantee have been duly authorized by all necessary corporate action of VRA, do not and will not breach, or give any Person the right to declare a default or exercise any remedy or to obtain any additional rights under, or to accelerate the maturity or performance of, or payment under, or cancel, terminate, or modify, any contract to which VRA is a party; (iv) this Guarantee constitutes the valid and legally binding obligation of VRA, enforceable against VRA in accordance with its terms, subject to bankruptcy, insolvency, reorganization and any other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, as applicable; and (v) no Governmental Consent is required in connection with the execution and delivery of this Guarantee and performance of the VRA’s obligations hereunder.

(d)Guarantor hereby agrees that its liability for the Guaranteed Obligations set forth herein is irrevocable, absolute, independent and unconditional and shall not (i) be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations, or (ii) be released, diminished, impaired, reduced, or affected by any renewal, extension, adjustment, or modification of the Guaranteed Obligations agreed to in writing by Sellers and Buyer in accordance with the terms of this Agreement, or by any failure of Sellers to notify Guarantor thereof, and Guarantor hereby waives notice thereof (other than any notices required under this Agreement). Without limitation, Guarantor consents to any extensions of time of the Guaranteed Obligations agreed to in writing by Sellers and Buyer, to any changes in the terms of the Guaranteed Obligations as agreed to in writing by Sellers and Buyer, and to any settlement or adjustment with respect to the Guaranteed Obligations entered into in writing between Sellers and Buyer. Except as expressly provided in this Agreement with respect to Buyer, no delays on the part of Sellers in the exercise of any right or remedy with respect to any of the Guaranteed Obligations shall operate as a waiver thereof, and no single or partial exercise by Sellers of any right or remedy with respect to any of the Guaranteed Obligations shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

(e)Guarantor acknowledges and agrees that: (i) this Guarantee is the immediate, direct and primary obligation of Guarantor, and that each Seller shall be entitled to make a demand hereunder, and pursue all of its rights and remedies against Buyer and/or Guarantor, jointly and severally, whether or not such Seller has made any demand or pursued any remedies, or during the pendency of any demand made hereunder or remedies pursued, against Buyer; (ii) this Guarantee is a guarantee of payment when due and not of collectability; (iii) Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and (iv) this Guarantee is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full.

(f)Guarantor waives and agrees not to assert: (i) any right to require Sellers to proceed against Buyer or any other Person, to proceed against or exhaust any collateral or other security held for the Guaranteed Obligations (except to the extent required by applicable Law in a provision which cannot be waived); (ii) any defense arising by reason of any lack of corporate or other authority; or (iii) presentment, protest and notice of dishonor. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this Guarantee. The obligations of Guarantor hereunder are independent of and separate from the obligations of Buyer and the Company and upon the occurrence and during the continuance of any default, a separate action or actions may be brought against Guarantor, whether or not Buyer or the Company is joined therein or a separate action or actions are brought against Buyer or the Company.

(g)So long as this Guarantee shall be in effect, Guarantor will not liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets, except that Guarantor may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to another Person, if (i) such Person is an Affiliate of Guarantor or (ii) such Person shall expressly assume by an amendment hereto all of the obligations of Guarantor hereunder.

(h)Notwithstanding anything to the contrary in this Agreement, Guarantor may assert and is entitled to the benefits of any defense, set-off, counterclaim or any other right derived from or afforded by this Agreement, the Purchase Agreement or applicable Law with respect to the Guaranteed Obligations; and Guarantor shall not be required to pay any of the Guaranteed Obligations in the event of a dispute between Sellers and Buyer with respect to whether the Guaranteed Obligations are due and payable, including without limitation any alleged breach of this Agreement or the Purchase Agreement, unless and until a final, non-appealable judgment that requires such payment is entered by a court of competent jurisdiction. Notwithstanding the foregoing, the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) in circumstances where Buyer is the debtor in a case pending under such Code shall not be a defense to payment that can be asserted by Guarantor, and a non-appealable final judgment against Buyer shall not be required prior to payment by Guarantor if Seller is prohibited from obtaining such a judgment solely by the application of the automatic stay or the status of Buyer as a debtor under such Code. For avoidance of doubt, in such circumstances, Guarantor can assert any other defense, set-off, counterclaim or other right of Buyer in an action by Sellers to obtain payment from Guarantor.

(i)Notwithstanding anything to the contrary in this Agreement, upon Buyer’s delivery of all payments to be made by Buyer pursuant to the Guaranteed Obligations, the obligations of Guarantor under this Section 11 shall automatically terminate and the ýGuaranteed Obligations shall be deemed satisfied in full.
(j)Each of Designs and VRA agrees that (i) neither it nor its Affiliates will: directly or indirectly take any actions with respect to the Company in bad faith that are intended to reduce the amount of the Exercise Price; and (ii) it will, and it will cause Buyer to, use commercially reasonable efforts to satisfy any conditions to the ability of Buyer, Designs or VRA to pay the Exercise Price when required hereunder, which conditions are set forth in that certain Credit Agreement, dated as of September 7, 2018, by and among Designs, the other loan parties party thereto, the lenders party thereto and JPMorgan Chase Bank N.A., as agent, or any renewal, restatement, amendment or replacement thereof, and that it will not, nor will it cause Buyer to, agree to any new covenant or to modify any existing covenant that would impose additional conditions or restrictions on the performance of the obligations of Buyer, Designs or VRA under this Agreement (collectively, “New Conditions”), unless Designs and VRA reasonably believe at the time the covenant is entered into or modified that they will be able to perform such obligations in accordance with this Agreement.

(k)This agreement and the rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination and Intercreditor Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time pursuant to the terms thereof, the “Subordination Agreement”) dated as of June 19, 2019 among Vera Bradley Designs, Inc., Vera Bradley, Inc., Vera Bradley Holdings, LLC, , the other Loan Parties party thereto, Creative Genius Holdings, Inc., Creative Genius Investments, Inc. (Creative Genius Holdings, Inc. and Creative Genius Investments, Inc individually and collectively the “Subordinated Creditor”) and JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Senior Secured Parties defined therein (“Agent”), to the indebtedness (including interest) owed by the Loan Parties pursuant to that certain Credit Agreement among the Company, the other Loan Parties, Agent and the Lenders from time to time party thereto, and the other Senior Debt Documents (as defined in the Subordination Agreement), as such Credit Agreement and such Senior Debt Documents have been and hereafter may be amended, restated, supplemented or otherwise modified from time to time and to indebtedness refinancing the indebtedness under such agreements as contemplated by the Subordination Agreement; and each party to this agreement, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Subordination Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SELLERS

CREATIVE GENIUS HOLDINGS, INC.
a California corporation

By:	/s/ Griffin Thall
Name:	Griffin Thall
Title:	President

CREATIVE GENIUS INVESTMENTS, INC.
a California corporation

By:	/s/ Griffin Thall
Name:	Griffin Thall
Title:	President

BUYER

VERA BRADLEY HOLDINGS, LLC
a Delaware limited liability company

By:	/s/ Robert T. Wallstrom
Name:	Robert T. Wallstrom
Title:	President and CEO

SHAREHOLDERS

By:	/s/ Griffin Thall
Griffin Thall

By:	/s/ Paul Goodman
Paul Goodman

Solely for purposes of Section 11

VERA BRADLEY DESIGNS, INC.
an Indiana corporation

By:	/s/ Robert T. Wallstrom
Name:	Robert T. Wallstrom
Title:	President and CEO

VERA BRADLEY, INC.
an Indiana corporation

By:	/s/ Robert T. Wallstrom
Name:	Robert T. Wallstrom
Title:	President and CEO